Exhibit 99.1

Flowco Broadens Production Optimization Portfolio Through Strategic Acquisition of Lifting Solutions

HOUSTON--(BUSINESS WIRE)-- Flowco Holdings Inc. (NYSE: FLOC) (“Flowco” or the “Company”), a provider of production optimization, artificial lift, and emissions management and monetization solutions for the oil and natural gas industry, today announced the closing of its acquisition of Lifting Solutions Energy Services Inc. (“Lifting Solutions”), a vertically integrated manufacturer of artificial lift technologies serving wells across Canada, the United States, the Middle East, and other international markets. Founded in 2014 and headquartered in Edmonton, Alberta (Canada), Lifting Solutions is a leading provider of continuous rod, a differentiated alternative to conventional rod lift strings, and progressing cavity pumps (“PCP”). Lifting Solutions’ technical capabilities include the in-house development of proprietary rod coatings and PCP technologies designed to extend run times and reduce customer workover and lifting costs. Flowco acquired Lifting Solutions for approximately US$113 million in cash, based on a CAD/USD exchange rate of 0.71, subject to adjustment in accordance with the purchase agreement.

Transaction Highlights and Strategic Rationale

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Expands Portfolio and Addressable Market — Adds continuous rod and PCP technologies, broadening Flowco’s artificial lift offering and expanding participation in later-life well applications
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Provides Canadian and International Platform — Adds scaled Canadian operations and an established international presence, providing a platform to accelerate growth across Canada, the Middle East and other global markets
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Creates Cross-Sell Opportunities — Leverages complementary products, technical expertise and customer relationships across Flowco’s and Lifting Solutions’ respective geographic footprints
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Accretive Transaction — Expected to be accretive to earnings and free cash flow per share

Joe Bob Edwards, President and Chief Executive Officer of Flowco, commented, “We are pleased to welcome the Lifting Solutions team to Flowco. They have built a differentiated business through a deep commitment to technology, technical expertise and high-quality service—values that align closely with our own. The acquisition broadens our artificial lift portfolio and expands our ability to provide the right solutions to customers throughout the life of the well. This transaction extends Flowco’s geographic reach and creates meaningful opportunities to bring a broader set of technologies to customers across both businesses.”

David Labonte, Founder and Chief Executive Officer of Lifting Solutions, stated, “We look forward to joining Flowco and bringing together two highly complementary businesses. Together, we can build on the strengths of both organizations and support the continued growth of the combined company.”

Transaction and Timing

The cash consideration paid in the acquisition was approximately US$113 million in cash, based on a CAD/USD exchange rate of 0.71, subject to adjustments in accordance with the purchase agreement. The sellers are also eligible to receive contingent consideration of up to C$10 million based on Lifting Solutions’ 2027 financial performance, payable in early 2028. The transaction was structured on a cash-free, debt-free basis, and Flowco funded the cash consideration with borrowings under its ABL facility.

Conference Call and Webcast Information

Flowco will host a conference call and live webcast on Friday, October 2, 2026 at 7:30 a.m. Eastern Time to discuss the acquisition. The conference call can be accessed live over the phone by dialing 1-877-704-4453 (U.S.) or 1-201-389-0920 (international). A telephonic replay of the conference call will be available three hours after the call and can be accessed by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (international). The passcode for the call and replay is 13762913. A live webcast of the conference call and corresponding presentation will also be available under the Investor Relations section of Flowco’s website at ir.flowco-inc.com.

Advisors

Troutman Pepper Locke LLP, Blake, Cassels & Graydon LLP, and Vinson & Elkins LLP are serving as legal advisors to Flowco. TPH&Co, the energy business of Perella Weinberg Partners, is serving as exclusive financial advisor to Lifting Solutions on the transaction. Dentons Canada LLP is serving as exclusive legal counsel to Lifting Solutions.

About Flowco

Flowco is a leading provider of production optimization, artificial lift and emissions management and monetization solutions for the oil and natural gas industry. The company’s products and services include a full range of equipment and technology solutions that enable oil and natural gas producers to efficiently and cost-effectively maximize the profitability and economic lifespan of their assets.

Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release may be forward-looking statements. These statements generally relate to future events or our future financial or operating performance, and include, but are not limited to: statements regarding the potential benefits of the acquisition to the Company; guidance or estimates related to the Company’s results of operations or financial condition; industry trends, customer demand and industry outlook, and effects on Flowco’s operations; Flowco’s strategies and plans, including matters relating to the Company’s growth, capital expenditures, dividend policies, and leverage profile. When used in this press release, words such as “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “plan,” “seek,” “forecast,” “target,” “predict,” “may,” “should,” “would,” “could,” and “will,” the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Flowco believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. These risks and uncertainties are described further in our annual report on Form 10-K for the year ended December 31, 2025, in our subsequent quarterly reports on Form 10-Q and in our other filings filed with the Securities and Exchange Commission. Flowco undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Investor Contact:

Andrew Leonpacher | VP of Finance, Corporate Development, and Investor Relations

investor.relations@flowco-inc.com

(713) 997-4647

Media Contact:

Cheryl Brashear-White | VP of Marketing Communications

cheryl.white@flowco-inc.com

(405) 819-5290

Source: Flowco Holdings Inc.